Exhibit 19

MicroStrategy Incorporated - Insider Trading Policy

I.
Overview

A.
General Overview

This policy (including all addenda and exhibits) (“Policy”) provides guidelines regarding transactions in the securities of MicroStrategy Incorporated (together with its subsidiaries, “MicroStrategy” or the “Company”). The purpose of this Policy is (i) to diminish the likelihood of trading on inside information in violation of federal and state securities laws, including Section 10(b) of the Securities Exchange Act of 1934 and Securities and Exchange Commission (“SEC”) Rule 10b-5, (ii) to promote compliance with SEC Rule 10b-5, and (iii) to promote the Company’s obligation to publicly disclose information related to its insider trading policies and practices and the use of certain trading arrangements by Insiders (as defined below). Because the vast majority of civil securities lawsuits include allegations of insider trading, it is important to undertake reasonable steps to minimize the likelihood of both intentional and inadvertent violations of securities laws and to reduce MicroStrategy’s and its employees’, officers’, and directors’ potential exposure to SEC and derivative shareholder actions arising out of such violations.

B.
Example of Insider Trading

The landmark Texas Gulf Sulphur litigation is a good example of how Rule 10b-5 operates. Several people traded the company’s stock before news of a major new mineral discovery had been released and disseminated. They included a director, the company secretary, a company lawyer and a company geologist:

•
The director left a press conference announcing the discovery and ordered 2,000 shares of company stock for various family trust accounts. He was found to be liable because, even though the news had been announced, it had not yet been widely disseminated.
•
The company secretary called his broker at midnight before the press conference and ordered 300 shares when the market opened. The court held that he purposely “beat the news,” using material inside information to his own advantage.
•
The company attorney, involved in land acquisition, purchased calls on company stock following the discovery. The court ruled that he possessed enough inside information to be in violation of Rule 10b-5 even though he had no access to details regarding the discovery.
•
A geologist who knew of the discovery was held liable for tipping outsiders who traded on the basis of his tips.

C.
Index of Certain Defined Terms

Each term listed below has the meaning set forth in the section indicated.

“Approved Trading Plan”	IV.C.3. 10b5-1 Trading Plans
“Business Partners”	III.A. Material Nonpublic Information—Overview
“Clearance Time”	IV.C. When Information is Considered Public
“Compliant Trading Plan”	IV.B.1. No Trading on Material Nonpublic Information
“Insiders”	II.B. Persons Subject to this Policy
“material”	III.A. Material Nonpublic Information—Overview
“Material Nonpublic Information”	III.A. Material Nonpublic Information—Overview
“nonpublic”	III.A. Material Nonpublic Information—Overview
“Non-Trading Windows”	IV.C.1.a. Regular Non-Trading Window
“Policy”	I.A. General Overview
“Pre-Clearance Persons”	IV.C.2. Pre-Clearance of Transactions
“Regular Non-Trading Window”	IV.C.1.a. Regular Non-Trading Window
“Section 16 Insiders”	IV.C.2. Pre-Clearance of Transactions
“Securities Transaction”	IV.B.1. No Trading on Material Nonpublic Information
“Special Non-Trading Windows”	IV.C.1.c. Special Non-Trading Windows
“tip”	IV.B.2. No Disclosure or Tipping
“Tippee”	II.B. Persons Subject to this Policy
“Trading Day”	III.C. When Information is Considered Public
“trading plan”	IV.C.3. 10b5-1 Trading Plans
“Trading Window”	IV.C.1.b. Trading Window

II.
Applicability of Policy

A.
Transactions Subject to this Policy

This Policy applies to all transactions, regardless of magnitude, in MicroStrategy’s securities, including common stock, debt securities, preferred stock, and any other securities MicroStrategy may issue from time to time, as well as to derivative securities relating to MicroStrategy’s stock or debt securities, whether or not issued by MicroStrategy, including warrants and exchange-traded options.

While the requirements of this Policy are generally not applicable to transactions by the Company itself, transactions by the Company will only be made in accordance with applicable U.S. federal securities laws, including those relating to insider trading.

B.
Persons Subject to this Policy

This Policy applies to:

1.
Company Personnel: all members of MicroStrategy’s board of directors, and all officers and employees of, and consultants and contractors to, MicroStrategy;

2.
Related Persons:

•
respective family members of Company Personnel who reside with them (including a spouse, children, children away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws);
•
anyone else who resides in the household of Company Personnel (other than (x) an employee or tenant of such person or (y) another unrelated person whom the General Counsel determines should not be covered by this policy);
•
any family members of Company Personnel who do not reside in their household but whose transactions in MicroStrategy’s securities are directed by Company Personnel or who are subject to the influence or control of Company Personnel; and
•
all corporations, limited liability companies, partnerships, trusts or other entities controlled by any Company Personnel or any of the above listed Related Persons (“Controlled Entities”), unless the entity has implemented policies or procedures designed to ensure that such Company Personnel or Related Person cannot influence transactions by the entity involving MicroStrategy securities.

Company Personnel and Related Persons are referred to in this Policy as “Insiders.” Company Personnel are responsible for making Related Persons aware of the need to confer with them prior to engaging in transactions in MicroStrategy securities.

If an Insider discloses or tips an outsider (“Tippee”), such as a business associate or friend, using “Material Nonpublic Information” (as defined below under “III. Material Nonpublic Information”), and the Tippee undertakes a trade in any MicroStrategy security, both the Insider and the Tippee may be found liable. Any person who holds Material Nonpublic Information regarding MicroStrategy is an Insider for so long as the information is not generally available to the public.

III.
Material Nonpublic Information

A.
Overview

It is not possible to define all categories of Material Nonpublic Information. However, information should be regarded as Material Nonpublic Information concerning MicroStrategy and its customers, partners or suppliers (collectively referred to as “Business Partners”) if such information:

1.
is reasonably likely to be considered meaningful to an investor in making an investment decision regarding the acquisition or sale of securities (such information is considered to be “material”); and
2.
has not been previously disseminated in a manner that is reasonably designed to provide broad, non-exclusionary distribution of such information to the general public and is otherwise not available to the general public (such information is considered to be “nonpublic”).
B.
Examples of Material Nonpublic Information

Either positive or negative information may be material. While it may be difficult under this standard to determine whether certain information is Material Nonpublic Information, there are various categories of information that are particularly sensitive (see below for examples) and, as a general rule, Insiders should treat such information as being or potentially being Material Nonpublic Information if such information has not already been widely disseminated publicly. Examples of such information include:

•
Financial implications of the company’s bitcoin holdings, including impairment charges, gains or losses required to be recorded in the Company’s financial statements
•
Information concerning significant acquisitions or dispositions of assets, such as bitcoin, or significant changes in asset acquisition or disposition strategies, such as a change to our strategy relating to bitcoin
•
Information concerning a pending or proposed merger, or acquisition of a business, or other significant investment

•
Information concerning the pending or proposed disposition of a significant subsidiary, or business unit
•
Significant new product or technology plans
•
Impending bankruptcy or financial liquidity problems
•
Changes in dividend policy
•
Stock splits
•
New significant equity or debt offerings, or the establishment or cessation of repurchase programs for MicroStrategy securities
•
Significant legal exposure due to actual, pending or threatened litigation, or the resolution of any such litigation
•
Pending or actual significant changes in senior management
•
Significant cybersecurity risks or incidents, including vulnerabilities and breaches.

C.
When Information is Considered Public

Material Nonpublic Information is transformed into publicly disclosed information only when it has been widely disseminated. Generally, information is not disseminated the moment a press release is issued; it should have time to spread and be picked up in the press. As a general rule, no trading should be initiated until (i) the total trading hours equivalent to a full Trading Day has elapsed following the time of public disclosure of such information or (ii) if the public disclosure occurs on a Friday, the commencement of the next Trading Day (such time as applicable, the “Clearance Time”). For example:

•
If public disclosure occurs at 8:00 a.m. on a Monday (i.e., before commencement of a full Trading Day), then the Clearance Time will be the commencement of trading on Tuesday (assuming it is a Trading Day).
•
If public disclosure occurs at 11:00 a.m. on a Thursday (a full Trading Day), then the Clearance Time will be 11:00 a.m. on Friday (assuming it is also a full Trading Day).
•
If public disclosure occurs at 4:30 p.m. on a Friday (i.e., after close of regular trading on a full Trading Day), then the Clearance Time will be the commencement of trading on Monday (assuming it is a Trading Day).

The term “Trading Day” shall mean a day in which The Nasdaq Stock Market (“Nasdaq”) is open for trading.

IV.
Policies and Guidelines

A.
General Policy and Rule 10b-5

Rule 10b-5 is designed to prevent an Insider from using his or her position to take unfair advantage of the uninformed outsider. MicroStrategy prohibits Insiders from (i) making unauthorized disclosure of any Material Nonpublic Information and (ii) trading in MicroStrategy securities while in possession of Material Nonpublic Information.

B.
Specific Policies

1.
No Trading on Material Nonpublic Information

Unless specifically permitted by this Policy, an Insider shall NOT engage in any transaction involving an acquisition, sale, or donation of MicroStrategy’s securities (a “Securities Transaction”) during any period commencing at the point in time at which he or she comes into possession of Material Nonpublic Information concerning MicroStrategy and ending at the Clearance Time related to public disclosure of such information, or in the absence of public disclosure, ending at the time when such Material Nonpublic Information is determined to no longer be material.

Note, however, that there are certain types of transactions that are specifically permitted by this Policy, as discussed further below. Examples include (i) the acquisition (but not the sale) of stock upon exercise of stock options for cash under MicroStrategy’s equity compensation plans, and the acquisition of stock pursuant to MicroStrategy employee stock purchase plans (but not elections to participate in such plans nor the sale of stock acquired under such plans) (see “IV.C.7. Certain Exceptions”), and (ii) transactions by Pre-Clearance Persons (as defined below under “IV.C.2. Pre-Clearance of Transactions”) pursuant to Approved Trading Plans (as defined below under “IV.C.3. 10b5-1 Trading Plans”) and by all other Insiders pursuant to Compliant Trading Plans (as defined below under “IV.C.3. 10b5-1 Trading Plans”).

2.
No Disclosure or Tipping

An Insider shall NOT disclose (“tip”) all or any portion of Material Nonpublic Information to any other person (including family members) where such Material Nonpublic Information may be used by such person to his or her profit by trading in the securities of MicroStrategy or companies to which such Material Nonpublic Information relates, nor shall such Insider or related person make recommendations or express opinions on the basis of Material Nonpublic Information as to trading in MicroStrategy’s securities.

3.
Confidentiality of Material Nonpublic Information

Material Nonpublic Information relating to MicroStrategy is confidential and proprietary to MicroStrategy and the unauthorized disclosure of such information is forbidden. Company Personnel may not disclose Material Nonpublic Information except in accordance with MicroStrategy’s policies with respect to public communications or as otherwise authorized by an Insider Trading Compliance Officer (see Exhibit A hereto). Additional information on the treatment of MicroStrategy confidential and proprietary information can be found in MicroStrategy’s Employee Handbook and the policies referenced in the Employee Handbook.

4.
Restrictions on Short Sales, Derivatives Trading, and Hedging Transactions

The following restrictions apply to short sales, derivatives trading, and hedging transactions involving MicroStrategy securities:

•
A short sale occurs when an investor sells securities and receives the sales proceeds but uses borrowed securities to settle the sale transaction. Short sales may be a naked short sale, when the investor does not own any of the securities sold, or short against the box, when the investor owns sufficient securities to cover the trade, but elects to borrow securities from someone else to settle the sale transaction. The short sales investor assumes that the price of the securities will decline prior to the date on which he or she is required to deliver equivalent securities to the third party who loaned the securities used to settle the sale transaction.
•
A short-equivalent position would arise whenever an investor takes a position based on an assumption that the price of securities will stay the same or decline. For example, when an investor buys a put at a specified strike price, the investor protects himself or herself from a decline in price because the investor can exercise the put and receive the higher strike price for the underlying securities. Similarly, when an investor sells a call at a specified strike price, the investor assumes that the price of the underlying securities will not go up during the term of the call, which would give the counter-party an incentive to exercise, and the investor receives a premium for the call which offsets losses if the price of the underlying securities declines.
•
By contrast, a long position would arise whenever an investor takes a position based on an assumption that the price of securities will increase. For example, when an investor buys a call at a specified strike price, the investor assumes the price of the underlying securities will increase and the Investor can then purchase the underlying securities at the call strike price and sell them in the market at a higher value. Similarly, when an investor sells a put at a specified strike price, the investor assumes that the price of the underlying securities will not go down during the term of the put, which would give the counter-party an incentive to exercise, and the investor receives a premium for the put which increases the investor’s gain if the price goes up and offsets losses if the price goes down.
•
A derivative security generally is any security whose value is dependent to some degree on another security. Examples of the most common types of derivative securities include warrants, puts and calls. A put is an option giving one party the right to cause the other party to buy the underlying securities upon exercise. A call is an option giving one party the right to cause the other party to sell the underlying securities upon exercise.

Certain types of transactions may hedge or offset a decrease in the market value of MicroStrategy securities, enabling holders of such securities to continue to own MicroStrategy securities without the full risks of ownership. The Company believes that such transactions separate the holder's interests from those of other shareholders. All Insiders are prohibited from:

•
engaging in naked short sales of MicroStrategy securities.
•
selling short against the box, buying put options, selling call options, or entering into any other short-equivalent positions in MicroStrategy securities.
•
engaging in trading of call options and other long derivatives positions.
•
purchasing call options or selling put options.
•
investing in any security, the value of which will vary or otherwise be dependent on any security issued directly by MicroStrategy, such as MicroStrategy common stock.
•
purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds), or otherwise engaging in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of MicroStrategy securities.

Subject to compliance with this Policy, Insiders may engage in transactions in derivative securities issued directly by MicroStrategy.

5.
Broad-Based Index and Other Funds

All Insiders are permitted to invest in broad-based index funds or publicly-offered funds, which are actively managed by an independent fund manager. However, Insiders are prohibited from buying or selling interests in non-broad-based funds that have substantial holdings of MicroStrategy securities on the basis of Material Nonpublic Information about MicroStrategy except as specifically permitted by this Policy.

C.
Mandatory Guidelines

1.
Trading Windows and Non-Trading Windows

The purpose of the Trading Windows and Non-Trading Windows described below is to avoid any improper MicroStrategy securities transaction.

a.
Regular Non-Trading Window

A “Regular Non-Trading Window” is the period beginning immediately following the close of trading on Nasdaq on the last Trading Day of a fiscal quarter and ending at the Clearance Time related to the filing of a Current Report on Form 8-K containing certain information relating to the Company’s bitcoin holdings, financial statement impacts of its bitcoin holdings and changes in capital structure as of the end of the prior fiscal quarter.

During a Regular Non-Trading Window, Insiders may not engage in any Securities Transactions other than transactions specifically permitted by this Policy.

Insider Trading Compliance Officers may also establish other periods of time when conducting Securities Transactions is prohibited. These are known as “Special Non-Trading Windows,” and are discussed further below. Regular Non-Trading Windows and Special Non-Trading Windows are together referred to as “Non-Trading Windows.”

b.
Trading Window

Other than as specifically permitted by this Policy, Insiders may only engage in Securities Transactions during a “Trading Window,” which is the period commencing at the Clearance Time (see “III.c. When Information is Considered Public”) related to the filing of the Form 8-K described in Section IV.C.1.a and continuing until immediately following the close of trading on Nasdaq on the last Trading Day of that fiscal quarter. All such transactions by Pre-Clearance Persons are subject to the pre-clearance requirements set forth below under “—Pre-Clearance of Transactions.”

c.
Special Non-Trading Windows

From time to time, Insider Trading Compliance Officers may also require that certain or all Insiders suspend transactions in MicroStrategy’s securities during what would otherwise be Trading Windows. Such closure periods are referred to as “Special Non-Trading Windows.” The Insider Trading Compliance Officers will notify any persons subject to such Special Non-Trading Windows and will advise such persons not to engage in any Securities Transactions during such Special Non-Trading Windows, except for transactions specifically permitted by this Policy to be conducted during Non-Trading Windows. Any persons so advised of the existence of a Special Non-Trading Window may not disclose to others the fact of such Special Non-Trading Window.

Even during a Trading Window, any Insider possessing Material Nonpublic Information concerning MicroStrategy may not engage in any Securities Transaction (other than as specifically permitted by this Policy) until the Clearance Time related to public disclosure of such information, whether or not MicroStrategy has recommended a suspension of trading to that person. Engaging in Securities Transactions during a Trading Window should not be considered a “safe harbor,” even if such a transaction is pre-cleared by the Insider Trading Compliance Officers, and all Insiders should use good judgment at all times. A suggested simple guideline is: “Don’t Buy on Good News and Don’t Sell on Bad News.”

2.
Pre-Clearance of Transactions

The following persons are subject to pre-clearance:

1.
all directors of MicroStrategy Incorporated;
2.
all “officers” of MicroStrategy Incorporated (as defined under Rule 16a-1(f) under the Securities Exchange Act of 1934) (such directors and officers, collectively, “Section 16 Insiders”); and
3.
other Company Personnel as may be designated as Pre-Clearance Persons (as defined below) from time-to-time by one or more of the Insider Trading Compliance Officers (such other Company Personnel who have been designated as Pre-Clearance Persons will be notified of such designation).

These persons are collectively referred to herein as “Pre-Clearance Persons.”

Prior to engaging in any Securities Transaction, Pre-Clearance Persons must first obtain approval for the transaction from an Insider Trading Compliance Officer. Such approval can be obtained by completing the pre-clearance instructions specified by the Insider Trading Compliance Officers from time to time, and such approval, if obtained, will be subject to any conditions or restrictions as determined by the Insider Trading Compliance Officers.

3.
10b5-1 Trading Plans

Notwithstanding the restrictions set forth above under “IV.B.1. No Trading on Material Nonpublic Information” and the other applicable sections under “IV.C. Mandatory Guidelines,” Insiders may engage in Securities Transactions made pursuant to a binding contract, written plan, or specific instruction (each a “trading plan”), but only if such trading plan:

1.
satisfies the applicable affirmative defense conditions of Rule 10b5-1(c), including as applicable the requirements applicable to an eligible sell-to-cover transaction as set forth in Rule 10b5-1(c)(1)(ii)(D)(3), or for which the affirmative defense is available under Rule 10b5-1(c) because such trading plan was adopted prior to February 27, 2023, met the affirmative defense conditions in effect at the time of adoption, and was not modified or changed on or after February 27, 2023; and
2.
such trading plan is in writing (a “Compliant Trading Plan”).

Pre-Clearance Persons must additionally obtain approval in writing (which may be satisfied by email or other electronic transmission) from an Insider Trading Compliance Officer (or in the case of a trading plan covering transactions by the General Counsel, approval in writing (which may be satisfied by email or other electronic transmission) from an Insider Trading Compliance Officer other than the General Counsel) prior to entering into, modifying, or terminating a Compliant Trading Plan (any Compliant Trading Plan so approved by an Insider Trading Compliance Officer, an “Approved Trading Plan”).

4.
Cashless Exercise Program Suspension

MicroStrategy’s cashless option exercise program will be suspended during all Regular Non-Trading Windows for all Company Personnel and during Special Non-Trading Windows for persons subject to such Special Non-Trading Windows. MicroStrategy’s cashless option exercise program may not involve any prohibited loan of securities.

5.
Individual Responsibility

Every Insider has an individual responsibility to comply with this Policy and applicable laws against insider trading, regardless of whether they are subject to a Non-Trading Window or have received pre-clearance for a Securities Transaction or with respect to a trading plan. Appropriate judgment should always be exercised in connection with any Securities Transaction. From time to time, an Insider may have to forego a proposed Securities Transaction even if he or she planned to make the transaction before learning of the Material Nonpublic Information and even though the Insider believes he or she may suffer an economic loss or forego anticipated profit by waiting until the applicable trading window is opened. All stop-loss orders and other open or limit orders in MicroStrategy securities (except for any such orders made by a Pre-Clearance Person pursuant to an Approved Trading Plan or by any other Insider pursuant to a Compliant Trading Plan) must be canceled during Non-Trading Window periods to avoid the possibility of trades that may violate securities laws or this Policy.

6.
Application of Policy to Business Partner Securities

This Policy and the guidelines described herein also apply to Material Nonpublic Information relating to MicroStrategy’s Business Partners, when that information is obtained in the course of business, employment with, or services performed on behalf of or for MicroStrategy. Civil and criminal penalties, and termination of employment, may result from trading on inside information regarding MicroStrategy’s Business Partners. All Insiders should treat Material Nonpublic Information about MicroStrategy’s Business Partners with the same care required with respect to MicroStrategy Material Nonpublic Information.

7.
Certain Exceptions

For purposes of this Policy, MicroStrategy considers the following transactions exempt from this Policy:

1.
the exercise of stock options for cash under MicroStrategy’s equity compensation plans; and
2.
the acquisition of shares under MicroStrategy’s employee stock purchase plans (but not the sale of any such shares).

In each case, the other party to the transaction is MicroStrategy itself and the price does not vary with the market but is fixed by the terms of the option agreement or the plan. Please also see “—10b5-1 Trading Plans” above and “—Employee Stock Purchase Plan Elections” below.

8.
Employee Stock Purchase Plan Elections

Elections to participate or not to participate in MicroStrategy employee stock purchase plans may only be made during a Trading Window and when Company Personnel are otherwise not in possession of Material Non-Public Information. No pre-clearance is required for elections under MicroStrategy employee stock purchase plans, but all Company Personnel are reminded of their individual responsibility to comply with this Policy and applicable laws against insider trading. Company Personnel may not make elections under employee stock purchase plans during a Regular Non-Trading Window or a Special Non-Trading Window applicable to them, and any such elections are subject to reversal. As a reminder, sales of MicroStrategy securities acquired through participation in a MicroStrategy employee stock purchase plan may only be made in compliance with this Policy.

9.
Additional Information for Section 16 Insiders

Section 16 Insiders must also comply with the reporting obligations and limitations on short-swing transactions set forth in Section 16. The practical effect of these provisions is that Section 16 Insiders who both acquire and sell (or sell and then acquire) MicroStrategy’s securities within a six (6) month period must disgorge all profits to MicroStrategy whether or not they had knowledge of any Material Nonpublic Information. Under this provision, and so long as certain other criteria are met, neither the receipt of an option under MicroStrategy’s equity compensation plans, nor the exercise of such options, nor the vesting of restricted stock units, nor the receipt of stock under MicroStrategy’s employee stock purchase plans is deemed to be an acquisition under Section 16; however, the sale of any such shares is a sale under Section 16. Section 16 Insiders are also cautioned that purchases and sales of MicroStrategy securities made pursuant to Approved Trading Plans, including sales of vested equity for the purpose of satisfying tax withholding obligations, are subject to the provisions of Section 16, including the prohibition on short-swing profits.

10.
Other Restrictions

Shares acquired pursuant to employee equity awards or MicroStrategy’s employee stock purchase plan may be subject to certain restrictions.

11.
Post-Termination Transactions

This Policy continues to apply to transactions in MicroStrategy securities even after termination of service to MicroStrategy. If an individual is in possession of Material Nonpublic Information when his or her service terminates, that individual may not trade in MicroStrategy securities until that information has become public or is no longer material. MicroStrategy may impose Non-Trading Windows and other restrictions on securities held by such individuals, including on shares acquired pursuant to employee equity awards and employee stock purchase plans.

12.
Inquiries

Insiders may not be aware of a particular development at the time they wish to engage in a transaction in MicroStrategy’s securities. After the fact, however, it may be hard to prove that they were not aware. In addition, the judgment as to what information is, or is not, material is sometimes difficult. Therefore, the Company encourages Insiders with any questions to contact an Insider Trading Compliance Officer before engaging in any transactions.

V.
Insider’s Potential Criminal and Civil Liability and/or Disciplinary Action

Insider trading violations are pursued vigorously by the SEC and the United States Department of Justice and can lead to severe punishment. While the regulatory authorities concentrate their efforts on the individuals who engage in insider trading, or who tip inside information to others, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by Company personnel.

A.
Insider’s Liability for Insider Trading

Rule 10b-5 is fertile ground for litigation and enforcement. Insiders may be subject to criminal penalties of up to $5,000,000 and up to twenty (20) years in federal prison for insider trading violations. Civil penalties may include disgorgement of profits or avoided losses plus a civil penalty of up to three times that amount, as well as sanctions prohibiting future employment as an officer or director of a publicly traded company.

B.
Insider’s Liability for Tipping

Insiders may also be liable for improper transactions undertaken by Tippees to whom the Insider has disclosed Material Nonpublic Information or to whom the Insider has expressed recommendations or opinions on the basis of such Material Nonpublic Information. The SEC has imposed large penalties even when the Insider did not profit from the trading. The SEC and Nasdaq use sophisticated electronic surveillance and market monitoring techniques to uncover insider trading.

C.
Possible Disciplinary Actions

Employees of MicroStrategy who violate any portion of this Policy shall be subject to disciplinary action by MicroStrategy, which may include forfeiture and/or ineligibility for future participation in MicroStrategy’s equity incentive plans and/or termination of employment depending on the circumstances as determined by MicroStrategy in its discretion.

D.
No Test of Significance

Any transaction, even a transaction involving very small amounts, is subject to SEC scrutiny.

Adopted by the Board on December 20, 2024

Exhibit A

MICROSTRATEGY INCORPORATED

INSIDER TRADING COMPLIANCE OFFICERS

(Primary) General Counsel

Chief Financial Officer

For the avoidance of doubt, any Insider Trading Compliance Officer may, from time-to-time, designate employees of MicroStrategy to administer this Policy and delegate to such persons some or all administrative responsibilities under this Policy. Such persons may send written communications pursuant to this Policy and take other actions under this Policy on behalf of the Insider Trading Compliance Officers.

Addendum to Insider Trading Policy

Additional Compliance Procedures Relating to Section 16 Insiders

SEC rules require Section 16 Insiders to file Form 4 reports on many transactions within two business days of the transactions. The Company has implemented certain procedures in order to assist the Company’s Section 16 Insiders in complying with these rules. The procedures are set forth below. The Company asks each Section 16 Insider to sign and return the Certification attached hereto as Appendix A (acknowledging your receipt of, understanding of and agreement to comply with these procedures).

References to “we,” “our” and “the Company” relate to MicroStrategy Incorporated. References to “you” and “your” relate to each Section 16 Insider of the Company.

1.
Mandatory Pre-Clearance – Section 16 Insiders may not engage in any transaction involving the Company’s securities (including a purchase, sale, option exercise, donation, loan or pledge, contribution to a trust, or any other securities transaction) without first obtaining pre-clearance as set forth in the Policy.

2.
Procedures Related to Third Parties – Securities held by immediate family members living in your household, or securities held by your Controlled Entities and other entities in which you have a pecuniary interest may be attributable to you for reporting. Accordingly, the Company asks that you identify each relevant immediate family member, Controlled Entity and other entity in which you have a pecuniary interest that holds Company securities, and that you and each such party sign the Third Party Letter attached hereto as Appendix B. The letter indicates that the signing parties agree to seek pre-clearance of their transactions in Company securities at least three days before their occurrence. The primary Insider Trading Compliance Officer or his designated representative will then determine whether the transaction may proceed and, if so, assist in complying with the reporting requirements. The Company also asks that you identify any brokers (other than Company-designated brokers) through whom you engage in transactions involving Company securities, and that you and each such broker execute a broker instruction letter, under which your broker agrees to verify pre-clearance with the Company (other than with respect to transactions made pursuant to a Rule 10b5-1 pre-approved plan) and promptly provide information to the Company regarding each transaction (including pursuant to a Rule 10b5-1 pre-approved plan) completed by the broker on your behalf.

3.
Preparation, Review and Filing of Reports – As in the past, the Company intends to assist in preparing and filing all required Section 16 reports (Forms 3, 4, and 5) on your behalf, based on the information provided to us by you, your broker, and other relevant third parties. The Company asks that you promptly review and/or sign each report prepared on your behalf if you are available to do so.

4.
Power of Attorney – Because of the two business day filing deadline, the Company asks that you sign and return promptly a Power of Attorney, a form of which will be provided to you. The Power of Attorney will permit designated Company officers to sign reports on your behalf in the event you are not available for timely signature.

5.
Electronic Filing – The rules require mandatory electronic filing of all Section 16 reportable transactions on EDGAR, the SEC’s electronic filing system. To file a report on EDGAR, you will need an EDGAR filing number and password from the SEC. We will obtain these access codes on your behalf, upon your signature and return of an SEC Form ID, a form of which will be provided to you. (Important: Please advise the General Counsel immediately if you already possess EDGAR codes for filing with another issuer, and supply the General Counsel with those codes. Otherwise, the filing of a new Form ID will cause your pre-existing codes to be nullified by the EDGAR system, resulting in potential delays for your electronic filings.)

Other Steps To Ensure Compliance – In order to help ensure timely filing of reports, we will provide to our stock plan and employee benefit plan administrators, and our transfer agent, a current list of our Section 16 Insiders, and an instruction that they promptly notify the Company of proposed or completed transactions by persons on the list.

Appendix A

Certification

(Sign and return to the Company.)

CERTIFICATION

I certify that:

1.
I have read and understand the compliance procedures of MicroStrategy Incorporated (the “Company”) covering pre-clearance and third party and broker interface procedures. I understand that the Company’s Office of the General Counsel is available to answer any questions I may have regarding the procedures.
2.
I will continue to comply with the procedures (subject to change from time to time as indicated by the Company) for as long as I am subject to the Section 16 Insider reporting requirements.
3.
I have delivered to the Company fully executed Third Party Letters in the form attached as Appendix B to the Addendum to Insider Trading Policy and a broker instruction letter providing for the matters required by the Addendum to Insider Trading Policy, in each case, to the extent applicable.
4.
I have notified the Insider Trading Compliance Officers in writing of any outstanding trading plans.

Signature:

Print Name:

Print Date:

Appendix B

Third Party Letter

(Sign and forward directly to all relevant third parties.)

THIRD PARTY LETTER – IMMEDIATE ATTENTION REQUIRED

TO: ______________________________[Name of Third Party]

FROM: ______________________________[Name of Section 16 Insider]

RE: Procedures for Transactions by Section 16 Insiders Involving Securities of MicroStrategy Incorporated (the “Company”)

In order to comply with the filing requirements applicable to persons subject to Section 16 of the Securities Exchange Act of 1934, as amended, the Company has instituted compliance procedures, which require you to sign this form and immediately return it to the Company. You are being asked to complete this form because you are one of the following persons or entities and you hold Company securities:

□
An immediate member of my family and living in my household.
□
A Controlled Entity (as defined in the Company’s Insider Trading Policy) or other entity in which I have a reportable pecuniary interest that owns Company securities.

You have advised me that the following information with respect to you is accurate, and you agree to promptly notify the Company in writing of any change in such information.

Full Legal Name: _____________________________________________________

Address: _____________________________________________________

_____________________________________________________

Phone Number: _____________________________________________________

Fax Number: _____________________________________________________

Email Address: _____________________________________________________

You agree that prior to entering into any transaction involving Company securities, you will notify the Company’s Insider Trading Compliance Officers (as defined in the Company’s Insider Trading Policy) three days in advance so that they may determine whether the transaction may proceed and, if so, assist in complying with the Section 16 reporting requirements.

Thank you for your prompt attention and cooperation in this matter.

Sincerely,

[Signature of Section 16 Insider]

Print Name:

If Third Party is an individual:

I, _________________________ [Name of Third Party Individual], agree that I will comply with the above procedures.

Signature:

Print Name:

Print Date:

If Third Party is a business entity:

I, a representative of __________________________________________________ [Third Party Entity Name], authorized to sign on behalf of such entity, agree that I and other agents of such entity will comply with the above procedures.

By:

Print Name:

Print Title:

Print Date:

Please immediately complete, sign, and return this form to the Company’s General Counsel by email and mail the original to MicroStrategy Incorporated, 1850 Towers Crescent Plaza, Tysons Corner, VA 22182, Attn: General Counsel.